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                                                                    Exhibit 99

                         [LETTERHEAD AND LOGO OF AMD]


                                      CONTACTS:

                                      Steve Skaggs
                                      Senior Vice President and Chief Financial
                                      Officer

                                      Roddy Sloss
                                      Vice President Finance
                                      Lattice Semiconductor Corporation
                                      503/268-8000

                                      Scott Allen
                                      Director of Public Relations
                                      Advanced Micro Devices
                                      408/749-3311

LATTICE SEMICONDUCTOR ACQUIRES VANTIS CORPORATION FROM AMD

SUNNYVALE, CA - APRIL 21, 1999 - Lattice Semiconductor Corporation (NASDAQ:
LSCC) and Advanced Micro Devices (NYSE: AMD) today announced a definitive agreement pursuant to which Lattice Semiconductor will acquire Vantis Corporation, the wholly owned programmable logic subsidiary of AMD, for $500 million in cash. The acquisition price includes the assumption of Vantis' net cash and cash equivalents, which are expected to be approximately $60 million at closing. The acquisition will be financed through a combination of cash on hand, bank borrowings and other sources of financing. AMD and Lattice Semiconductor will make a mutual 338(h)10 tax election that will allow acquisition-related goodwill to be tax deductible for Lattice.

Lattice and AMD anticipate completing the deal before the end of Lattice's second fiscal quarter ending September 1999. The transaction will be accounted for as a purchase. While the transaction will be initially dilutive to Lattice's earnings per share, Lattice expects it to be accretive to the company's cash earnings in calendar 2000. Upon completion of the transaction, Vantis Corporation will be a wholly owned subsidiary of Lattice. Based on proforma financial results for calendar 1998, the combined revenues of Lattice and Vantis would have been approximately $400 million.

"This is clearly a major strategic move for Lattice," stated Cyrus Y. Tsui, Lattice president and chief executive officer. "With significantly expanded R&D and sales organizations, we will now be able to increase new product development efforts and deliver innovative, higher density programmable solutions to customers sooner. As a result, we will become a stronger and more viable competitor and offer a broader range of programmable devices."

Rich Previte, AMD president and Vantis chairman, said, "We are pleased that the successful Vantis organization will now join a strong Lattice team. The divestiture of Vantis strengthens our balance sheet and allows AMD to focus its investment and resources on its core businesses, which consist of microprocessors and other circuits that enhance the value of personal computers as communications and information processing tools. AMD's best opportunities for profitable growth lie in offering products that provide
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improved connectivity, a superior visual computing platform, and better Internet access from personal computers."

"The acquisition merges two organizations with long and distinguished histories of innovation," stated Tsui. "We will have a critical mass of talent, products and resources which can more effectively meet the rapidly changing needs of customers. Initially, the combination of our recently released BFW products and Vantis's 3.3 volt MACH(R) products will offer customers the broadest choice of high performance programmable devices. We are anxious to utilize the deep technical talent pool and broad intellectual property portfolio of the combined company to develop and deliver our next generation products to our complimentary customer base.

"Lattice has demonstrated a consistent track record of innovation, competitive success and strong financial performance. This combination provides an opportunity to streamline our operations, increase our manufacturing volume, and lower our overall cost structure. The addition of Vantis gives us a unique opportunity to build a successful business by creating significant value for our customers, and reward our shareholders and employees for a job well done," Tsui concluded.

NOTE: Lattice Semiconductor will host a teleconference on Thursday, April 22, at 5:30 a.m. (PDT) to discuss the details of this transaction with securities analysts.

Morgan Stanley Dean Witter served as financial advisor to Lattice in this transaction. Broadview Associates has provided a fairness opinion to Lattice, and Morgan Stanley Dean Witter and Donaldson Lufkin & Jenrette served as financial advisors to AMD.


About Lattice Semiconductor Corporation
Lattice Semiconductor Corporation designs, develops and markets high performance programmable logic devices ("PLDs") and related development system software. Lattice is the inventor and world's leading supplier of in-system programmable ("ISPTM") PLDs. PLDs are standard semiconductor components that can be configured by the end customer as specific logic functions, enabling shorter design cycle times and reduced development costs. Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to original equipment manufacturers ("OEMs") of communications, computing, industrial controls and military systems. Lattice was founded in 1983 and is based in Hillsboro, Oregon.

About AMD
AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces processors, flash memories, programmable logic devices, and products for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.5 billion in 1998.

Lattice headquarters are located at 5555 NE Moore Court, Hillsboro, Oregon 97124 USA; Telephone 503/268-8000; FAX 503/268-8037. For more information on Lattice Semiconductor, access our World Wide Web site at http://www.latticesemi.com.
                                                 --------------------------
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Additional information about Vantis Corporation is available at
http://www.vantis.com. AMD headquarters are located at One AMD Place, P.O.Box
---------------------
3453, Sunnyvale, California 94088 USA; Telephone 408/732-2400. Additional information about AMD is available at http://www.amd.com.
                                      ------------------

Safe Harbor Notice
Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including the effect of changing economic conditions, the effect of overall semiconductor market conditions, product demand and market acceptance risks, risks associated with dependencies on silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks and other risk factors detailed in the Company's Securities and Exchange Commission filings. Actual results may differ materially from forward-looking statements.


                                     - 30 -


Lattice Semiconductor, L (stylized) Lattice and isp, are either registered trademarks or trademarks of Lattice Semiconductor Corporation in the United States and/or other countries.
AMD is a trademark of Advanced Micro Devices, Inc.
Vantis is a trademark of Vantis Corporation. MACH is a registered trademark of Vantis Corporation. Other marks are the property of their respective holders.